Pricing Supplement No. 3 dated July 26, 2005 (to Prospectus dated January 5, 2005 and Prospectus Supplement dated June 9, 2005)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$2,000,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	August 1, 2005	Closing Date: August 1, 2005		CUSIP Number:	78442F DQ 8

Maturity Date:	July 27, 2009	Option to Extend	☒ No	Specified Currency:	U.S. Dollars
		Maturity:
			☐ Yes
		If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

☐	CD Rate	Index Maturity: Three Months.

☐	Commercial Paper Rate

☐	CMT Rate	Spread: Plus 14 basis points (0.14%).

☐	Federal Funds Rate

☒	LIBOR Telerate	Initial Interest Rate: 3.81065%.

☐	LIBOR Reuters

☐	Prime Rate	Interest Rate Reset Period: Quarterly.

☐	91-Day Treasury Bill Rate

ABN AMRO Incorporated BNP PARIBAS Dresdner Kleinwort Wasserstein Lehman Brothers RBC Capital Markets	Banc of America Securities LLC Credit Suisse First Boston Goldman, Sachs & Co. Merrill Lynch & Co. UBS Investment Bank	Barclays Capital Deutsche Bank Securities HSBC Morgan Stanley Wachovia Securities

July 26, 2005

MTN 0109

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 25, 2005.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 25, 2005.

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the First Interest Period).	Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding thecurrent Interest Payment Date (or Maturity Date, in the case of the last Interest Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	HSBC Securities (USA) Inc.	$421,500,000.00
	RBC Capital Markets Corporation	225,000,000.00
	ABN AMRO Incorporated	200,000,000.00
	Deutsche Bank Securities Inc.	200,000,000.00
	Goldman, Sachs & Co.	150,000,000.00
	Banc of America Securities LLC	130,000,000.00
	Wachovia Capital Markets, LLC	115,000,000.00
	Dresdner Kleinwort Wasserstein Securities LLC	100,000,000.00
	Credit Suisse First Boston LLC	95,000,000.00
	Lehman Brothers, Inc.	70,500,000.00
	BNP Paribas Securities Corp.	70,000,000.00
	Morgan Stanley & Co. Incorporated	70,000,000.00
	Barclays Capital Inc.	63,000,000.00
	UBS Securities LLC	55,000,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	35,000,000.00

	Total	$2,000,000,000.00
Issue Price:	100.0%.
Agents' Commission:	0.08%.
Net Proceeds:	$1,998,400,000.
Concession:	0.050%.
Reallowance:	0.025%.
CUSIP Number:	78442F DQ 8.
ISIN Number:	US78442FDQ81.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor
any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0109